EXHIBIT 99.2

FIRST AMENDMENT TO THE
DELL FINANCIAL SERVICES, L.P.
DELL STOCK PURCHASE PLAN

     This First Amendment to the Dell Financial Services L.P. Dell Stock Purchase Plan (the “Plan”) is hereby made and entered into this      day of      , 1999, by Dell Financial Services L.P. (“DFS”).

     The Plan was adopted effective August 1, 1999, and Section 7.1 of the Plan permits DFS to amend the Plan at any time.

     The Plan is hereby amended as follows:

I.

     Section 2.1 (d) is hereby amended to read as follows, effective with respect to Compensation paid on or after August 16, 1999:

(d) “Compensation” means a Participant’s cash compensation paid through a Participating Employer’s U.S. payroll system for personal services actually rendered in the course of employment with a Participating Employer. “Compensation” is limited to amounts received by the Participant during the period he is participating in the Plan. “Compensation” includes all salary, wages, overtime pay (including premium), commissions, and special awards, including any such amounts the Participant elects to defer or contribute pursuant to Sections 125 or 402(e)(3) of the Code, or pursuant to a non-qualified deferred compensation plan. “Compensation” does not include any bonuses, remuneration paid in a form other than cash, fringe benefits, employee discounts, expense reimbursements or allowances, welfare benefits, retirement contributions or benefits or non-qualified deferred compensation (other than salary deferral or salary reduction contributions described in the preceding sentence).

IN WITNESS WHEREOF, Dell Financial Services L.P. has caused this First Amendment to be executed this 18th day of August, 1999.

DELL FINANCIAL SERVICES L.P.

By:	/s/ MICHAEL WATT

Title:	PRESIDENT

ATTEST:

/s/ EDWARD W. MCGRATH

First Amendment to the Dell Financial
Services L.P. Dell Stock Purchase Plan

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